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                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

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
[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                       Bio-Imaging Technologies, Inc.
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                (Name of Registrant as Specified In Its Charter)
        Bio-Imaging Technologies Independent Shareholders' Committee
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      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

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[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]  Fee paid previously with preliminary materials.

[ ]  Check box if any part of the fee is offset as provided by Exchange Act Rule
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                         THE BIO-IMAGING TECHNOLOGIES
                     INDEPENDENT SHAREHOLDERS' COMMITTEE
                       c/o Bryan, Levitin & Bab, L.L.P.
                              330 Madison Avenue
                              New York, NY 10017



                                                        February 6, 1998


Fellow Shareholders:

        We are substantial shareholders of Bio-Imaging Technologies who have formed the BIO-IMAGING TECHNOLOGIES SHAREHOLDERS' COMMITTEE for the purpose of electing a slate of new Directors of the Company at the upcoming Annual Meeting currently scheduled for February 27, 1998.

        On December 19, 1997 the Board of Directors without warning fired executive management and the value of your stock and ours plummeted over 60%.

        We urge you to read the enclosed letter which describes our concern that the value of our investment may be permanently impaired by the actions taken by the current board.

        You have received a proxy card from the Company asking that you elect three directors: Legal Counsel of Covance who owns no shares, and two directors who own minimal shares. These directors do not deserve your vote.

        We are asking that you withhold submitting your proxy card until we can furnish you with our Proxy Statement and list of nominees, which will be mailed to you shortly. In the meantime if you wish to communicate with us, we will welcome your call at (800)-845-6487 or email us at fabellajr@investmentpartners.com


                         THE BIO-IMAGING TECHNOLOGIES
                     INDEPENDENT SHAREHOLDERS' COMMITTEE


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                    PLEASE DO NOT SIGN YOUR PROXY CARDS UNTIL
                   YOU READ THIS LETTER AND RECEIVE OUR PROXY
                                    MATERIAL.

                         BIO-IMAGING TECHNOLOGIES, INC.
                       INDEPENDENT SHAREHOLDERS' COMMITTEE
                         c/o Bryan, Levitin & Bab L.L.P.
                               330 Madison Avenue
                               New York, NY 10017


                                                                February 6, l998

To Fellow Shareholders of Bio-Imaging Technologies, Inc.:

         As substantial shareholders, we want to express our concern about the recent management and strategic business changes made by the Bio-Imaging Technologies, Inc. (Bio-Imaging) Board of Directors. Because of our concern, we have formed an Independent Shareholders' Committee, and we intend to offer an independent slate of nominees for Directors.

THE PAST TWO YEARS OF GROWTH.

         Two years ago, Bio-Imaging senior management met to develop a strategic plan for the Company. The participants identified biomedical information technology as the core competence of the Company to be exploited. Two objectives were agreed upon at this meeting:

                    - Increase Bio-Imaging revenues and profit

                    - Increase Bio-Imaging market valuation



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         The primary emphasis in the past two years has been increasing revenues and profitability. The eight consecutive quarters of profitability demonstrate the improved financial performance of the Company.

To quote from the Annual Report:

                  "Fiscal 1997 was a successful year of growth for Bio-Imaging Technologies. We set new records for both revenues and profits and strengthened our balance sheet. Revenues climbed 52% to $5.5 million, and net income improved 107% to $0.8 million. Shareholders' equity increased 93% to $4.6 million. During the year the Company's margins improved despite increased pricing pressure.

PRIOR MANAGEMENT'S 1997 PLAN FOR INTEGRATED SERVICES.

         In early 1997, senior management saw that clients preferred a single point of service, (i.e., an integrated service provider), to a single core business, such as Bio-Imaging, even though the Company's imaging technology was superior to that of most competitors.

         As a consequence, senior management negotiated strategic relationship agreements with distinguished contract research organizations ("CROs"), in order to be able to offer the integrated services that its clients were looking for and that its competitors were increasingly providing. By December 1997, four prestigious CROs were prepared to sign such strategic agreements with Bio-Imaging.




                                        2



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         On December 19, 1997, without notice or warning, the Board of
Directors, dominated by Covance, Inc., (formerly Corning Pharmaceutical Services, Inc.) discharged Messrs. James Conklin, the Company founder, and Donald Lohin, the Chief Executive Officer, the two senior officers principally responsible for the Company's growth in services and income, for the development and implementation of the integrated service plan and for negotiating the strategic partnering agreements with the CRO's.

         In its April 1997 Registration Statement the Company said the following about Messrs, Conklin and Lohin under the caption "Risk Factors":

         The success of the Company is largely dependent upon the efforts of its key personnel, including James J. Conklin, M.D., its Chairman and Chief Scientific Officer, and Donald W. Lohin its President and Chief Executive Officer, the loss of either of whom would likely have a material adverse impact on the Company.

         We are concerned that the plans previously initiated to expand through strategic alliances are now being abandoned and the momentum developed over the last two years by senior management to build an independent franchise may be lost because of loss of confidence by clients and potential partners.

COVANCE'S ROLE.

         We believe that the December discharge of senior management, and the present control of the Bio-Imaging Board of Directors by Covance, will ensure that Bio-Imaging never reaches its full potential.


                                        3



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         Covance's principal business is in providing contract research services. Since 1994, Covance, a substantial shareholder in the Company, has provided only minimal business to Bio-Imaging.

         In late 1994, at the time Covance invested in the Company, it entered into an exclusive marketing agreement with Bio-Imaging. A year later, Covance advised the Company that it would not pay the approximately $500,000 then due under the Exclusive Marketing Agreement, and proposed a new Agreement which provided that the Company would be obligated to deal exclusively with Covance - but Covance would not be obligated to deal exclusively with Bio-Imaging.

         The Company would not agree to this demand and therefore the Marketing Agreement was terminated. Bio-Imaging has never received any significant business from Covance.

DISCUSSIONS WITH COVANCE.

         In December 1997 and January 1998, a member of the undersigned shareholders' committee had discussions with Covance about including two of such member's nominees in the slate presented to the shareholders at the February 27th meeting. Covance advised that it preferred to appoint the nominees to the Board after the shareholders meeting, rather than include them in the Company's slate. The Company's proxy material was mailed on January 30, 1998, without any disclosure to the shareholders of the additional nominees.



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         The Shareholders committee (1) believes that Covance's dominant role on the Company's Board adversely affects the Company's operations and our interest as shareholders. The change of the Company's strategic direction and the removal of senior management who have been principally responsible for the growth and success of the Company over the last two years, are not in the best interest of the Company and its other stockholders.

         Bio-Imaging needs a stronger management than the management in place since December 19, 1997 and a more independent and experienced Board of Directors. To that end, the Shareholder Group intends to submit a slate of nominees for the Board which will include Mr. James Conklin, the founder of the Company and, until December 19th, the principal scientific officer. The proposed slate will include nominees experienced in investment management, venture capital, executive management and in the pharmaceutical, medical and scientific fields.

         We ask you to withhold submitting your proxy card for the February 27th meeting, until we can furnish you with our Proxy Statement and Card, which we are in the process of preparing.


----------------------
(1)
         The Shareholder Committee, and their shareholdings, consist of James Conklin, 333,200 shares of common stock and options to purchase 280,667 shares; J.A. Cole, Jr., 162,500 shares of common stock; Marc Berger, 64,100 shares of common stock; Frank J. Abella, Jr., 19,400 shares of common stock and 18,056 shares of Class A preferred stock (a partnership in which Mr. Abella is a general partner owns an additional 2,332 shares of common and 4,666 shares of Class A preferred stock and holds warrants to purchase 66,667 shares of common stock. Mr. Abe11a disclaims beneficial ownership of the securities owned by the partnership.); and Richard Dumler, 5,000 shares of common stock.



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In the meantime, if any shareholder wants to communicate with us, we would welcome telephone calls to 1-800-845-6487.

                            Very truly yours,

                            BIO-IMAGING TECHNOLOGIES,
                             INDEPENDENT SHAREHOLDERS COMMITTEE


 JAMES CONKLIN      JAMES A. COLE, JR.    FRANK ABELLA
 -------------      ------------------    ------------
 James Conklin      James A.Cole, Jr.     Frank Abella


 MARC BERGER        RICHARD DUMLER
 -----------        --------------
 Marc Berger        Richard Dumler



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